Exhibit 12

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

                                                         Matrix Bancorp, Inc.

                                           Computation of Ratio of Earnings to Fixed Charges

                                                              (Unaudited)

                                                        (Dollars in thousands)

                                                                         Year Ended December 31,
                                                     2003         2002          2001            2000         1999
                                                  -----------  ------------  ------------   ------------  ------------

A.   Matrix Bancorp, Inc. and subsidiaries
     (consolidated)
Earnings:
     1.  Income (loss) before income taxes ..   $    (3,572) $    (17,025) $          5   $     10,038  $     18,023
     2.  Plus interest expense (A) ..........        33,098        42,306        65,884         68,089        44,279
                                                  -----------  ------------  ------------   ------------  ------------
     3.  Earnings including interest on
         deposits                                    29,526        25,281        65,889         78,127        62,302
     4.  Less interest on deposits...........        13,339        21,496        34,872         26,275        21,589
                                                  -----------  ------------  ------------   ------------  ------------
     5.  Earnings excluding interest on
         deposits                               $    16,187  $      3,785  $     31,017   $     51,852  $     40,713
                                                  ===========  ============  ============   ============  ============
Fixed Charges:
     6.  Including interest on deposits
          excluding capitalized interest        $    33,098  $     42,306  $     66,119   $     68,218  $     44,279
     7.  Less interest on deposits (Line 4) .        13,339        21,496        34,872         26,275        21,589
                                                  -----------  ------------  ------------   ------------  ------------
     8.  Excluding interest on deposits .....   $    19,759  $     20,810  $     31,247   $     41,943  $     22,690
                                                  ===========  ============  ============   ============  ============
Ratio of Earnings to Fixed Charges:
           Including interest on deposits
           (Line 3 divided by Line 6) .......          0.89x         0.60x         1.00x          1.15x         1.41x
           Excluding interest on deposits
           (Line 5 divided by Line 8) .......          0.82x         0.18x         1.00x          1.24x         1.79x

___________
(A) Includes amounts representing the estimated interest component of net rental payments.

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